Exhibit 99.1

BIO-PATH HOLDINGS REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON — May 11, 2017 – Bio-Path Holdings, Inc. (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the first quarter ended March 31, 2017 and provided an update on recent corporate developments.

“Our ongoing Phase 2 trial of prexigebersen for the treatment of acute myeloid leukemia (AML) is advancing according to plan and we remain on track to complete our 19 patient interim analysis by the end of this year,” said Peter Nielsen, President and CEO of Bio-Path Holdings. “Additionally, we were honored to welcome Dr. William Hahne to our team as Vice President of Clinical Research. His extensive experience directing clinical research programs, curating product pipelines, and liaising with regulatory agencies will be critical as we see our next candidate, BP1002, into the clinic for the treatment of lymphoma.”

Recent Corporate Highlights

•	Presented Pre-Clinical Results Showing Potential of BP1002 as Treatment for Aggressive Non-Hodgkin’s Lymphoma at AACR Annual Meeting. In an in vitro study, lymphoma cell lines were incubated with BP1002. It was determined that BP1002 induced greater than 50% inhibition in 11 of the 15 cell lines tested. In two in vivo mice studies, BP1002 enhanced survival of mice over untreated and control arms. Bio-Path is preparing to submit an investigational new drug (IND) application for evaluating BP1002 in lymphoma.

•	Appointed Dr. William Hahne as Vice President of Clinical Research. In April, the Company announced the appointment of Dr. William Hahne as Vice President of Clinical Research. Before joining Bio-Path, Dr. Hahne was a medical consultant for a number of organizations including Medimmune, Lion Biotechnologies, Seattle Genetics, Aminex Therapeutics, Therakos, and Celgene Cellular Therapeutics. He held executive positions in clinical research and medical affairs at Celator Pharmaceuticals (now a subsidiary of Jazz Pharmaceuticals), Celsion Corp, and CurGen Corp, during which he was integrally involved in the design and management of oncology clinical trials, development of key opinion leaders, and growth of clinical departments to meet needs of advancing pipelines. Earlier, he worked in various clinical and medical positions at Glaxo Inc., Marion Merrell Dow, Hoechst Marion Rousel, and Eisai, Inc. Dr. Hahne earned his BA in chemistry from Grinnell College and his MD from Cornell University. He conducted his residency in general surgery at Emory University Affiliated Hospitals in Atlanta, Georgia.

Financial Results for the First Quarter Ended March 31, 2017

The Company reported a net loss of $0.4 million, or $0.01 per share, for the three months ended March 31, 2017, compared to a net loss of $1.9 million, or $0.02 per share, for the same period in 2016.  The decrease was primarily due to a non-cash change in the fair value of the Company’s warranty liability during the period of $1.6 million.

Research and development expenses for both the three months ended March 31, 2017 and March 31, 2016, were $1.0 million.

General and administrative expenses for the three months ended March 31, 2017 increased to $1.0 million, compared to $0.8 million for the three months ended March 31, 2016 primarily due to increased stock-based compensation expense during the period.

Change in fair value of the Company’s warrant liability for the three months ended March 31, 2017 resulted in non-cash income of $1.6 million. The company did not have the warrant liability in the comparable period for 2016.

As of March 31, 2017, the Company had cash of $7.1 million, compared to $9.4 million at December 31, 2016. Net cash used in operating activities for the three months ended March 31, 2017 was $1.8 million compared to $2.4 million for the comparable period in 2016. Net cash used in investing activities for the three months ended March 31, 2017 was $0.4 million.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call today to review these first quarter 2017 financial results, as well as to provide a general update on the Company, via a webcast and conference call at 8:30 a.m. ET. To access the conference call please dial (844) 815-4963 (domestic) or (210) 229- 8838 (international) and refer to the conference ID number 11686674. A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369